   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 28, 1998
                                                      REGISTRATION NO. 333-27825

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  ---------------------------------------------

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                  ---------------------------------------------

                         CENTURY BUSINESS SERVICES, INC.
             (Exact Name of Registrant as Specified in Its Charter)


           DELAWARE                                   22-2769024
       (State or Other                               (IRS Employer
       Jurisdiction of                          Identification Number)
       Incorporation or
        Organization)

                       6480 ROCKSIDE WOODS BOULEVARD SOUTH
                                    SUITE 330
                              CLEVELAND, OHIO 44131
                                 (216) 447-9000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                  ---------------------------------------------

                                GREGORY J. SKODA
                            EXECUTIVE VICE PRESIDENT
                       6480 ROCKSIDE WOODS BOULEVARD SOUTH
                                    SUITE 330
                              CLEVELAND, OHIO 44131
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

                      ------------------------------------

                                 With a copy to:

                               SETH R. MOLAY, P.C.
                    AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                         1700 PACIFIC AVENUE, SUITE 4100
                               DALLAS, TEXAS 75201
                                 (214) 969-2800

        Approximate date of commencement of proposed sale to the public:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X}

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_____________________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14 -- OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the issuance and distribution of the securities being registered hereby.

Securities and Exchange Commission Registration Fee....................  $15,865
Printing and Engraving Expenses........................................  $20,000
Legal Fees and Expenses................................................  $35,000
                                                                         -------
         Total(1)......................................................  $70,865

-----------------------------

(1) All amounts listed above are estimates, except for the Securities and Exchange Commission registration fee.

ITEM 15 -- INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or of another corporation or other enterprise at the former corporation's request, in an action by or in the right of the corporation to procure an enterprise at the former corporation's request, in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which such person actually and reasonably incurred in connection therewith. With respect to indemnification of current directors and officers, Section 145 provides that any such indemnification shall be made by the corporation only as authorized in each specific case upon a determination that indemnification of such person is proper because he has met the applicable standard of conduct by the (i) stockholders, (ii) board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (iii) committee of directors who are not parties to such action, suit or proceeding designated by majority vote by such disinterested directors even if less than a quorum or (iv) independent legal counsel, if there are no such disinterested directors, or if such disinterested directors so direct. With respect to former directors and officers and other employees or agents, Section 145 provides that indemnification may be made by any person having corporate authority to act on the matter, including those persons who are authorized by statute to determine whether to indemnify directors and officers. Section 145 further provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

         The Amended and Restated Certificate of Incorporation, as amended, of the Company entitles the Board of Directors to provide for indemnification of directors and officers to the fullest extent provided by law, except for liability (i) for any breach of director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends, (iv) for unlawful stock purchases or redemptions or (v) for any transaction from which the director derived an improper personal benefit.

         Article VII of the Amended and Restated Bylaws of the Company (the "Bylaws") provides that to the fullest extent and in the manner permitted by the laws of the State of Delaware and specifically as is permitted under Section 145 of the DGCL, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if such person acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the Company and with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. Determination of an action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that a person did not act in good faith and in a manner such person reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was lawful.

         The Bylaws provide that any decision as to indemnification shall be made: (a) by the Board of Directors of the Company by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (b) if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (c) by the stockholders. The Board of Directors of the Company may authorize indemnification of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. Indemnification pursuant to these provisions is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company.

         Further, the Bylaws provide that the indemnity provided will be extended to the directors, officers, employees and agents of any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence has continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of the Bylaws with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

         The Company currently maintains a separate insurance policy relating to its directors and officers, under which policy such directors and officers are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.

ITEM 16 -- EXHIBITS

         The following Exhibits are filed as part of this Registration
Statement:

         EXHIBIT
         NUMBER                               DESCRIPTION

             *3.1   --Amended and Restated Certificate of Incorporation of the
                      Company (filed as Exhibit 3.1 to Registration Statement on Form 10, Commission File No. 0-25890 and incorporated herein by reference)

             *3.2   --Certificate of Amendment to the Amended and Restated
                      Certificate of Incorporation of the Company dated October 18, 1996 (filed as Exhibit 3.2 to Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference)

             *3.3   --Certificate of Amendment to the Amended and Restated
                      Certificate of Incorporation of the Company effective October 23, 1997 (filed as Exhibit 3.3 to Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference)

             *3.4   --Certificate of Amendment to the Amended and Restated
                      Certificate of Incorporation of the Company effective September 10, 1998 (filed as Exhibit 3.4 to the Company's Registration Statement on Form S-3, Registration No. 333-64109 and incorporated herein by reference)

             *3.5   --Amended and Restated Bylaws of the Company (filed as
                      Exhibit 3.2 to Registration Statement on Form 10, Commission File No. 0-25890 and incorporated herein by reference)

             *4.1   --Form of Stock Certificate of Common Stock of the Company
                      (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-3, Registration No. 333-64109 and incorporated herein by reference)

             *4.2   --Promissory Note, dated October 18, 1996, in the original aggregate principal amount of $4.0 million (and with $400,000 currently outstanding), issued by the Company payable to Alliance Holding (filed as Exhibit 99.7 to the Company's Current Report on Form 8-K dated October 18, 1996 and incorporated herein by reference)

             *4.3   --Form of Warrant for the purchase of the Company's Common
                      Stock (filed as Exhibit 4.3 to Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference)

             *5.1   --Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

            *23.1   --Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                      (included in Exhibit 5.1)

             23.2   --Consent of KPMG Peat Marwick LLP

            *24.1   --Power of Attorney

   *Previously filed.


ITEM 17 -- UNDERTAKINGS

         (a)       The undersigned Company hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                            (i)      to include any prospectus required by
Section 10(a)(3) of the Securities Act;

                            (ii)     to reflect in the prospectus any facts or
events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                            (iii)    to include any material information with
respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

                    (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this Registration Statement.

         (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cleveland, Ohio, as of September 25, 1998.

                                      CENTURY BUSINESS SERVICES, INC.

                                      By:     /s/ GREGORY J. SKODA
                                            ------------------------------------
                                            Gregory J. Skoda
                                            Executive Vice President


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory J. Skoda his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement, (including post-effective amendments and amendments thereto) and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities indicated as of September 25, 1998.

SIGNATURE                                        TITLE
---------                                        -----
       /s/ MICHAEL G. DEGROOTE                   President, Chief Executive Officer,
---------------------------------------          Chairman of the Board and Director
         Michael G. DeGroote                     (Principal Executive Officer)

        /s/ GREGORY J. SKODA                     Executive Vice President and Director
---------------------------------------
          Gregory J. Skoda

      /s/ CHARLES D. HAMM, JR.                   Chief Financial Officer and Treasurer (Principal
---------------------------------------          Accounting and Financial Officer)
        Charles D. Hamm, Jr.

         /s/ RICK L. BURDICK                     Director
---------------------------------------
           Rick L. Burdick

       /s/ JOSEPH S. DIMARTINO                   Director
---------------------------------------
        Joseph S. DiMartino

        /s/ HARVE A. FERRILL                     Director
---------------------------------------
          Harve A. Ferrill

       /s/ HUGH P. LOWENSTEIN                    Director
---------------------------------------
         Hugh P. Lowenstein

                                                 Director
---------------------------------------
         Richard C. Rochon

                                 EXHIBIT INDEX



    EXHIBIT
    NUMBER                               DESCRIPTION
    ------                               -----------
        *3.1   --Amended and Restated Certificate of Incorporation of the
                 Company (filed as Exhibit 3.1 to Registration Statement on
                 Form 10, Commission File No. 0-25890 and incorporated
                 herein by reference)

        *3.2   --Certificate of Amendment to the Amended and Restated
                 Certificate of Incorporation of the Company dated October
                 18, 1996 (filed as Exhibit 3.2 to Annual Report on Form
                 10-K for the fiscal year ended December 31, 1996 and
                 incorporated herein by reference)

        *3.3   --Certificate of Amendment to the Amended and Restated
                 Certificate of Incorporation of the Company effective
                 October 23, 1997 (filed as Exhibit 3.3 to Annual Report on
                 Form 10-K for the fiscal year ended December 31, 1997 and
                 incorporated herein by reference)

        *3.4   --Certificate of Amendment to the Amended and Restated
                 Certificate of Incorporation of the Company effective
                 September 10, 1998 (filed as Exhibit 3.4 to the Company's
                 Registration Statement on Form S-3, Registration No.
                 333-64109 and incorporated herein by reference)

        *3.5   --Amended and Restated Bylaws of the Company (filed as
                 Exhibit 3.2 to Registration Statement on Form 10,
                 Commission File No. 0-25890 and incorporated herein by
                 reference)

        *4.1   --Form of Stock Certificate of Common Stock of the Company
                 (filed as Exhibit 4.1 to the Company's Registration
                 Statement on Form S-3, Registration No. 333-64109 and
                 incorporated herein by reference) *4.2 --Promissory Note,
                 dated October 18, 1996, in the original aggregate
                 principal amount of $4.0 million (and with $400,000
                 currently outstanding), issued by the Company payable to
                 Alliance Holding (filed as Exhibit 99.7 to the Company's
                 Current Report on Form 8-K dated October 18, 1996 and
                 incorporated herein by reference)

        *4.3   --Form of Warrant for the purchase of the Company's Common
                 Stock (filed as Exhibit 4.3 to Annual Report on Form 10-K
                 for the fiscal year ended December 31, 1997 and
                 incorporated herein by reference)

        *5.1   --Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

       *23.1   --Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                 (included in Exhibit 5.1)

        23.2   --Consent of KPMG Peat Marwick LLP

       *24.1   --Power of Attorney

*Previously filed.